EXHIBIT 10.6

April 2, 2007

Mr. David N. T. Watson

10249 Allamanda Circle

Palm Beach Gardens, FL 33410

RE:	EXECUTIVE EMPLOYMENT AGREEMENT

Dear David,

In conjunction with our discussions concerning the delay in the start date of your employment to April 9, 2007, this will confirm our agreement that the previously executed Executive Employment Agreement dated April 2, 2007 between Radiation Therapy Services, Inc. and you shall be deemed to be amended such that all references to the date of April 2nd contained in such Executive Employment Agreement shall be deemed to be changed to April 9th. If you are in agreement with the foregoing, please sign and return one copy of this letter which thereupon will constitute our agreement with respect to the amendment of the Executive Employment Agreement.

Sincerely,

/s/ Daniel E. Dosoretz, M.D.
Daniel E. Dosoretz, M.D.
President and Chief Executive Officer

Acknowledged and Agreed:

/s/ David N.T. Watson
David N. T. Watson